Exhibit 99.1

Arrow Electronics Posts Sixth Consecutive Quarter of Record Revenue and Earnings Per Share

-- Quarterly Non-GAAP Earnings Per Share of $1.20 -–

-- 2011 Non-GAAP Earnings Per Share Expected to Be in Excess of $5.00 --

MELVILLE, N.Y.--(BUSINESS WIRE)--October 26, 2011--Arrow Electronics, Inc. (NYSE:ARW) today reported third quarter 2011 net income of $132.2 million ($1.17 and $1.15 per share on a basic and diluted basis, respectively) on sales of $5.19 billion, compared with net income of $118.5 million ($1.01 and $1.00 per share on a basic and diluted basis, respectively) on sales of $4.66 billion in the third quarter of 2010.

The company's results for the third quarters of 2011 and 2010 include a number of items outlined below that impact their comparability. A complete reconciliation of these items is provided under the heading “Certain Non-GAAP Financial Information.” Excluding those items, on a non-GAAP basis, net income for the quarter ended October 1, 2011 would have been $138.3 million ($1.22 and $1.20 per share on a basic and diluted basis, respectively) and net income for the quarter ended October 2, 2010 would have been $128.0 million ($1.09 and $1.08 per share on a basic and diluted basis, respectively).

“Revenue of $5.2 billion increased 11% year over year and was in line with our expectations. Earnings per share of $1.20 represent the highest third-quarter level in company history and the sixth consecutive quarter of record earnings. Based on our guidance for the fourth quarter, we are on track to achieve earnings per share in excess of $5 per share, an increase of more than 20% from 2010’s record level,” said Michael J. Long, chairman, president, and chief executive officer. “I am extremely proud of the entire Arrow team for delivering such strong results in a challenging macroeconomic environment. In the face of these uncertain economic times, we remain focused on outgrowing the market in our core global components and global ECS businesses; expanding into faster growing, high-margin products and services; growing profits faster than sales; and increasing returns on capital.”

“Gross margins continued to improve in the third quarter, increasing 60 basis points year over year. This represents the seventh consecutive quarter of year-over-year gross margin increases, and reflects the hard work of our teams across the world to drive enhanced profitability and our strategy to acquire companies in markets that have higher margins,” said Paul J. Reilly, executive vice president, finance and operations and chief financial officer. “Cash flow generation was another bright spot this quarter, as we generated almost $120 million in cash from operations, and $436 million over the last twelve months. We again generated a return on invested capital well in excess of our weighted average cost of capital, which is a key driver in creating lasting shareholder value.”

“During the quarter, we completed our previously announced $100 million stock buyback authorization bringing the total amount returned to shareholders over the past four years to $550 million,” added Mr. Reilly. “Our board has approved an additional $150 million repurchase authorization as we continue to believe this is an effective method of returning capital to shareholders.”

Global components sales of $3.65 billion increased 6 percent year over year. “Sales growth in the Americas and Europe was partially offset by weakness in the Asia Pacific region, reflecting difficult market conditions,” Mr. Long said.

Global enterprise computing solutions (“ECS”) sales of $1.54 billion increased 26 percent year over year. “Our ECS business again posted record quarterly revenue, with extremely strong year-over-year growth in all of our product lines led by services, software, proprietary servers, industry standard servers, and storage,” said Mr. Long. “We are focused on several growth opportunities, including the addition of new suppliers, the penetration of new market segments, and the expansion of our services portfolio.”

The company's results for the third quarters of 2011 and 2010 include the items outlined below that impact their comparability:

•
restructuring, integration, and other charges of $8.8 million ($6.0 million net of related taxes or $.05 per share on both a basic and diluted basis) in 2011 and $14.3 million ($9.5 million net of related taxes or $.08 per share on a both basic and diluted basis) in 2010.

NINE-MONTH RESULTS

Arrow’s net income for the first nine months of 2011 was $424.7 million ($3.70 and $3.64 per share on a basic and diluted basis, respectively) on sales of $15.95 billion, compared with net income of $321.7 million ($2.71 and $2.68 per share on a basic and diluted basis, respectively) on sales of $13.51 billion in the first nine months of 2010.

Net income for the first nine months of 2011 includes restructuring, integration, and other charges of $23.7 million ($16.8 million net of related taxes or $.15 and $.14 per share on a basic and diluted basis, respectively), a charge of $5.9 million ($3.6 million net of related taxes or $.03 per share on both a basic and diluted basis) in connection with the settlement of a legal matter, and a gain on a bargain purchase of $1.8 million ($1.1 million net of related taxes or $.01 per share on both a basic and diluted basis) related to the acquisition of Nu Horizons Electronics Corp. Excluding these items, net income would have been $444.1 million ($3.87 and $3.81 per share on a basic and diluted basis, respectively) for the first nine months of 2011.

Net income for the first nine months of 2010 includes restructuring, integration, and other charges of $27.4 million ($19.1 million net of related taxes or $.16 per share on both a basic and diluted basis) and a loss on prepayment of debt of $1.6 million ($1.0 million net of taxes or $.01 per share on both a basic and diluted basis). Excluding these items, net income would have been $341.9 million ($2.88 and $2.84 per share on a basic and diluted basis, respectively) for the first nine months of 2010.

GUIDANCE

“Looking ahead to the fourth quarter, we believe that total sales will be between $5.29 and $5.69 billion, with global component sales between $3.29 and $3.49 billion and global enterprise computing solutions sales between $2.0 and $2.2 billion. Earnings per share, on a diluted basis, excluding any charges, are expected to be in the range of $1.25 to $1.37 per share. Our guidance assumes that the average Euro to USD exchange rate for the third quarter is 1.38 to 1,” said Mr. Reilly.

“In the fourth quarter, we would expect global ECS sales to be in line with the low end of normal seasonality. Sales in our core global components business are expected to be below normal seasonality, reflecting weaker global macroeconomic conditions. The outlook reflects selective targeted operating expense reductions across both businesses,” Mr. Reilly added. “Based on our current guidance for the fourth quarter, we expect 2011 earnings per share to be in the range of $5.06 to $5.18, representing another record year for our company and year over year growth of 24% at the midpoint. We expect to again be cash flow positive in the fourth quarter and for 2011.”

Please refer to the CFO commentary as a supplement to the company's earnings release, which can be found at www.arrow.com/investor.

Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Arrow serves as a supply channel partner for over 1,200 suppliers and 115,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 340 locations in 52 countries.

Certain Non-GAAP Financial Information

In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles (“GAAP”), the company provides certain non-GAAP financial information relating to operating income, net income attributable to shareholders and net income per basic and diluted share, each as adjusted for certain charges, credits and losses that the company believes impact the comparability of its results of operations. These charges, credits and losses arise out of the company’s efficiency enhancement initiatives, acquisitions, prepayment of debt, and settlement of certain legal matters. A reconciliation of the company’s non-GAAP financial information to GAAP is set forth in the table below.

The company believes that such non-GAAP financial information is useful to investors to assist in assessing and understanding the company’s operating performance and underlying trends in the company’s business because management considers the charges, credits and losses referred to above to be outside the company’s core operating results. This non-GAAP financial information is among the primary indicators management uses as a basis for evaluating the company’s financial and operating performance. In addition, the company’s Board of Directors may use this non-GAAP financial information in evaluating management performance and setting management compensation.

The presentation of this additional non-GAAP financial information is not meant to be considered in isolation or as a substitute for, or alternative to, operating income, net income and net income per basic and diluted share determined in accordance with GAAP. Analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.

ARROW ELECTRONICS, INC.
EARNINGS RECONCILIATION
(In thousands except per share data)
(unaudited)

	Quarter Ended		Nine Months Ended
	October 1,	October 2,	October 1,	October 2,
	2011	2010	2011	2010

Operating income, as reported	$209,162	$184,519	$676,660	$518,980
Restructuring, integration, and other charges	8,848	14,338	23,676	27,424
Settlement of legal matter	-	-	5,875	-
Operating income, as adjusted	$218,010	$198,857	$706,211	$546,404

Net income attributable to shareholders, as reported	$132,216	$118,502	$424,722	$321,741
Restructuring, integration, and other charges	6,048	9,506	16,831	19,146
Settlement of legal matter	-	-	3,609	-
Gain on bargain purchase	-	-	(1,078)	-
Loss on prepayment of debt	-	-	-	964
Net income attributable to shareholders, as adjusted	$138,264	$128,008	$444,084	$341,851

Net income per basic share, as reported	1.17	$1.01	$3.70	$2.71
Restructuring, integration, and other charges	.05	.08	.15	.16
Settlement of legal matter	-	-	.03	-
Gain on bargain purchase	-	-	(.01)	-
Loss on prepayment of debt	-	-	-	.01
Net income per basic share, as adjusted	$1.22	$1.09	$3.87	$2.88

Net income per diluted share, as reported	$1.15	$1.00	$3.64	$2.68
Restructuring, integration, and other charges	.05	.08	.14	.16
Settlement of legal matter	-	-	.03	-
Gain on bargain purchase	-	-	(.01)	-
Loss on prepayment of debt	-	-	-	.01
Net income per diluted share, as adjusted	$1.20	$1.08	$3.81	$2.84

The sum of the components for basic and diluted net income per share, as adjusted, may not agree to totals, as presented, due to rounding.

Information Relating to Forward-Looking Statements

This press release includes forward-looking statements that are subject to numerous assumptions, risks, and uncertainties, which could cause actual results or facts to differ materially from such statements for a variety of reasons, including, but not limited to: industry conditions, the company's implementation of its new enterprise resource planning system, changes in product supply, pricing and customer demand, competition, other vagaries in the global components and global ECS markets, changes in relationships with key suppliers, increased profit margin pressure, the effects of additional actions taken to become more efficient or lower costs, and the company’s ability to generate additional cash flow. Forward-looking statements are those statements, which are not statements of historical fact. These forward-looking statements can be identified by forward-looking words such as "expects," "anticipates," "intends," "plans," "may," "will," "believes," "seeks," "estimates," and similar expressions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any of the forward-looking statements.

ARROW ELECTRONICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share data)
(unaudited)

	Quarter Ended		Nine Months Ended
	October 1,	October 2,	October 1,	October 2,
	2011	2010	2011	2010

Sales	$5,186,857	$4,657,841	$15,949,791	$13,506,514
Costs and expenses:
Cost of sales	4,475,718	4,049,047	13,745,997	11,771,311
Selling, general and administrative expenses	467,325	390,727	1,422,835	1,133,352
Depreciation and amortization	25,804	19,210	74,748	55,447
Restructuring, integration, and other charges	8,848	14,338	23,676	27,424
Settlement of legal matter	-	-	5,875	-
	4,977,695	4,473,322	15,273,131	12,987,534
Operating income	209,162	184,519	676,660	518,980
Equity in earnings of affiliated companies	2,179	1,633	4,800	4,566
Gain on bargain purchase	-	-	1,755	-
Loss on prepayment of debt	-	-	-	1,570
Interest and other financing expense, net	25,225	18,921	77,528	57,362
Income before income taxes	186,116	167,231	605,687	464,614
Provision for income taxes	53,738	48,729	180,501	142,878
Consolidated net income	132,378	118,502	425,186	321,736
Noncontrolling interests	162	-	464	(5)
Net income attributable to shareholders	$132,216	$118,502	$424,722	$321,741

Net income per share:
Basic	$1.17	$1.01	$3.70	$2.71
Diluted	$1.15	$1.00	$3.64	$2.68
Average number of shares outstanding:
Basic	113,378	116,958	114,680	118,813
Diluted	114,940	118,235	116,557	120,270

ARROW ELECTRONICS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands except par value)

	October 1,	December 31,
	2011	2010
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$544,566	$926,321
Accounts receivable, net	4,174,050	4,102,870
Inventories	2,193,792	1,908,953
Other current assets	189,265	147,690
Total current assets	7,101,673	7,085,834
Property, plant and equipment, at cost:
Land	23,776	24,213
Buildings and improvements	143,658	136,732
Machinery and equipment	922,188	863,773
	1,089,622	1,024,718
Less: Accumulated depreciation and amortization	(538,908)	(519,178)
Property, plant and equipment, net	550,714	505,540
Investments in affiliated companies	59,095	59,455
Cost in excess of net assets of companies acquired	1,470,600	1,336,351
Other assets	686,645	613,358
Total assets	$9,868,727	$9,600,538

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$3,235,394	$3,644,988
Accrued expenses	634,554	637,045
Short-term borrowings, including current portion of long-term debt	431,635	61,210
Total current liabilities	4,301,583	4,343,243

Long-term debt	1,791,714	1,761,203
Other liabilities	238,500	244,897

Equity:
Shareholders' equity:
Common stock, par value $1:
Authorized – 160,000 shares in 2011 and 2010
Issued – 125,382 and 125,337 shares in 2011 and 2010, respectively	125,382	125,337
Capital in excess of par value	1,070,783	1,063,461
Treasury stock (13,651 and 10,690 shares in 2011 and 2010, respectively), at cost	(437,513)	(318,494)
Retained earnings	2,598,869	2,174,147
Foreign currency translation adjustment	187,633	207,914
Other	(14,626)	(1,170)
Total shareholders' equity	3,530,528	3,251,195
Noncontrolling interests	6,402	-
Total equity	3,536,930	3,251,195
Total liabilities and equity	$9,868,727	$9,600,538

ARROW ELECTRONICS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Quarter Ended
	October 1,	October 2,
	2011	2010
Cash flows from operating activities:
Consolidated net income	$132,378	$118,502
Adjustments to reconcile consolidated net income to net cash provided by (used for) operations:
Depreciation and amortization	25,804	19,210
Amortization of stock-based compensation	9,102	7,939
Amortization of deferred financing costs and discount on notes	881	582
Equity in earnings of affiliated companies	(2,179)	(1,633)
Deferred income taxes	6	4,051
Restructuring, integration, and other charges	6,048	9,506
Excess tax benefits from stock-based compensation arrangements	(641)	(12)
Change in assets and liabilities, net of effects of acquired businesses:
Accounts receivable	22,867	(53,872)
Inventories	4,171	(149,716)
Accounts payable	(97,476)	(63,319)
Accrued expenses	(18,230)	59,216
Other assets and liabilities	36,350	22,580
Net cash provided by (used for) operating activities	119,081	(26,966)

Cash flows from investing activities:
Cash consideration paid for acquired businesses	(80,993)	(287,648)
Acquisition of property, plant and equipment	(27,927)	(26,753)
Net cash used for investing activities	(108,920)	(314,401)

Cash flows from financing activities:
Change in short-term and other borrowings	105,708	6,892
Proceeds from long-term bank borrowings, net	197,000	360,400
Repayment of bank term loan	(200,000)	-
Repayment of senior notes	-	(69,545)
Proceeds from exercise of stock options	472	29
Excess tax benefits from stock-based compensation arrangements	641	12
Repurchases of common stock	(99,941)	(50,087)
Net cash provided by financing activities	3,880	247,701

Effect of exchange rate changes on cash	(499)	26,726
Net increase (decrease) in cash and cash equivalents	13,542	(66,940)
Cash and cash equivalents at beginning of period	531,024	576,664
Cash and cash equivalents at end of period	$544,566	$509,724

ARROW ELECTRONICS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Nine Months Ended
	October 1,	October 2,
	2011	2010
Cash flows from operating activities:
Consolidated net income	$425,186	$321,736
Adjustments to reconcile consolidated net income to net cash used for operations:
Depreciation and amortization	74,748	55,447
Amortization of stock-based compensation	30,280	24,992
Amortization of deferred financing costs and discount on notes	2,332	1,686
Equity in earnings of affiliated companies	(4,800)	(4,566)
Deferred income taxes	(478)	29,027
Restructuring, integration, and other charges	16,831	19,146
Settlement of legal matter	3,609	-
Gain on bargain purchase	(1,078)	-
Loss on prepayment of debt	-	964
Excess tax benefits from stock-based compensation arrangements	(7,521)	(1,740)
Change in assets and liabilities, net of effects of acquired businesses:
Accounts receivable	136,451	(351,362)
Inventories	(109,633)	(595,588)
Accounts payable	(508,391)	243,797
Accrued expenses	(63,481)	89,250
Other assets and liabilities	(19,676)	(74,058)
Net cash used for operating activities	(25,621)	(241,269)

Cash flows from investing activities:
Cash consideration paid for acquired businesses	(523,330)	(460,001)
Acquisition of property, plant and equipment	(88,267)	(83,373)
Proceeds from sale of properties	-	16,971
Net cash used for investing activities	(611,597)	(526,403)

Cash flows from financing activities:
Change in short-term and other borrowings	391,844	(902)
Proceeds from long-term bank borrowings, net	197,000	360,400
Repayment of bank term loan	(200,000)	-
Repayment of senior notes	-	(69,545)
Proceeds from exercise of stock options	46,618	3,196
Excess tax benefits from stock-based compensation arrangements	7,521	1,740
Repurchases of common stock	(196,802)	(131,266)
Net cash provided by financing activities	246,181	163,623

Effect of exchange rate changes on cash	9,282	(23,234)
Net decrease in cash and cash equivalents	(381,755)	(627,283)
Cash and cash equivalents at beginning of period	926,321	1,137,007
Cash and cash equivalents at end of period	$544,566	$509,724

ARROW ELECTRONICS, INC.
SEGMENT INFORMATION
(In thousands)
(unaudited)

	Quarter Ended		Nine Months Ended
	October 1,	October 2,	October 1,	October 2,
	2011	2010	2011	2010
Sales:
Global components	$3,648,858	$3,437,632	$11,410,789	$9,824,670
Global ECS	1,537,999	1,220,209	4,539,002	3,681,844
Consolidated	$5,186,857	$4,657,841	$15,949,791	$13,506,514

Operating income (loss):
Global components	$194,178	$196,803	$647,094	$533,405
Global ECS	53,710	35,479	156,480	102,415
Corporate (a)	(38,726)	(47,763)	(126,914)	(116,840)
Consolidated	$209,162	$184,519	$676,660	$518,980

(a)
Includes restructuring, integration, and other charges of $8.8 million and $23.7 million for the third quarter and first nine months of 2011 and $14.3 million and $27.4 million for the third quarter and first nine months of 2010, respectively. Also included in the first nine months of 2011 is a charge of $5.9 million related to the settlement of a legal matter.

CONTACT:
Arrow Electronics, Inc.
Michael Taunton, 631-847-5680
Vice President & Treasurer
or
Paul J. Reilly, 631-847-1872
Executive Vice President, Finance and Operations & Chief Financial Officer
or
Media Contact:
John Hourigan, 303-824-4586
Director, External Communications